Exhibit 10.1

Amended and Restated Non-Employee Director Restricted Stock Award Plan

(Revised February 24, 2011)

Pursuant to the Darling International Inc. 2004 Omnibus Incentive Plan (the “Plan”), each Non-Employee Director of Darling International Inc. (the “Company”) shall receive an annual grant of $60,000 in Restricted Stock with the following terms and such other terms consistent with the Plan as the Board of Directors of the Company shall provide in the Award Agreement.  Capitalized terms used, but not defined, herein shall have the meaning given them in the Plan.  This Amended and Restated Non-Employee Director Restricted Stock Award Plan supersedes for future periods the Non-Employee Director Restricted Stock Award Plan, which was adopted under the Plan on March 9, 2006 and amended on January 15, 2009 (the “Prior Plan”); however, the Prior Plan will remain in effect in respect of awards heretofore granted under the Prior Plan.

Each Award Agreement evidencing a Restricted Stock grant according to this Non-Employee Director Restricted Stock Award Plan shall specify the terms of the period of restriction and the number of Shares of Restricted Stock granted in accordance with the following:

Date of Award:  The fourth business day after the Company releases its annual financial results for its last completed fiscal year.

Number of Shares Granted:  $60,000 divided by the Fair Market Value per Share on the third business day after the Company releases its annual financial results for its last completed fiscal year; provided, however, that if the maximum aggregate Share limit for issuance to Non-Employee Directors under the Plan is exceeded on the Date of Award, each Non-Employee Director shall receive his pro-rata share of the then-remaining Shares issuable under the Plan.

Restrictions:  Shares subject to this Award shall be subject to a right of repurchase at $.01 per Share upon termination of the holder for cause and shall not be transferable.  Both of the Restrictions shall lapse with respect to 100% of the Shares upon the earliest to occur of (i) ten years after the Date of Award, (ii) a Change of Control and (iii) termination of the Non-Employee Director’s service with the Company, other than for “cause.”  For this purpose, “cause” shall mean the Non-Employee Director (i) committed or engaged in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with his service for the Company, (ii) breached any non-disclosure agreement or policy of the Company or (iii) is convicted of, or pleas nolo contendere with respect to, an act of criminal misconduct.

Rights during Restriction Period:  The Non-Employee Directors holding Shares of Restricted Stock pursuant to the foregoing shall have the right to exercise full voting rights with respect to those Shares during the period of restriction.  In addition, the Non-Employee Directors holding Shares of Restricted Stock pursuant to the foregoing shall have the right to receive Dividend Equivalents equal to any dividends declared on Shares between the Date of Grant and the end of the period of restriction.  The Dividend Equivalents shall vest in the holder at the time of lapse of Restrictions on the Restricted Stock.  At such time, Dividend Equivalents will be paid to the holder of underlying Shares in securities, property or cash, and in the amount that would have been paid on the underlying Shares had the holder owned such Shares without restriction at the time of the dividend.